Exhibit 10.38

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is entered into as of November 13, 2007 (the “Effective Date”), between Warren F. Bryant (the “Executive”), Longs Drug Stores Corporation (the “Corporation”), and Longs Drug Stores California, Inc. (“Longs California”).

RECITALS

WHEREAS, on October 30, 2002, the Executive, the Corporation and Longs California entered into an Employment Agreement, and the agreement was amended effective March 2, 2004 (as amended, the “Employment Agreement”); and

WHEREAS, the parties wish to amend certain provisions of the Employment Agreement to reflect recent changes affecting the taxation of deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Employment Agreement.

1. Qualifying Termination. Section 9(a) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

(a) Qualifying Termination.

(1) A Qualifying Termination occurs if either (i) the Corporation terminates the Executive’s employment for any reason other than Cause or Disability; or (ii) the Executive resigns for Good Reason pursuant to Section 9(a)(2).

(2) For purposes of this Agreement, Good Reason means the occurrence of any of the following conditions without the Executive’s written consent (each a “Good Reason Condition”): (i) a material diminution in the Executive’s Base Compensation, (ii) a material diminution in the Executive’s authority, duties, or responsibilities, or (iii) a material change in the geographic location at which the Executive must perform services pursuant to the Agreement. In order to resign for Good Reason, the Executive must provide written notice to the Parent or the Corporation, as the case may be, of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Parent or the Corporation will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, the Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within two years after the initial existence of such Good Reason Condition.

(3) For avoidance of doubt, termination of the Executive’s employment by reason of death shall not constitute a Qualifying Termination.

2. Release of Claims. Section 9(f) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

Release of Claims. As a condition to the receipt of the payments and benefits described in this Section 9, the Executive shall execute, within ninety (90) days after his termination of employment due to a Qualifying Termination, a covenant not to sue and release of all claims arising out of the Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law in a form that is satisfactory to the Corporation; provided that such release shall not impose restrictions or requirements on the activities of the Executive beyond those described herein.

3. Excise Tax Restoration Payment. The following shall be added to the end of Section 12(e) of the Employment Agreement:

With respect to each payment that is subject to the excise tax imposed by section 4999 of the Code, the related Excise Tax Restoration Payment shall be paid to the Executive on, or as soon as practicable following, the payment date (and in any event, such Excise Tax Restoration Payment shall be paid to the Executive by the end of the calendar year next following the calendar year in which the Executive remits the Excise Tax).

4. Delay of Payments in Certain Circumstances. The following shall be added as a new Section 18(n) of the Employment Agreement:

Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under the Second and Third Parts of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Corporation (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 18(n) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

5. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

6. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Corporation by its Lead Director and in the case of Longs California by a duly authorized officer, as of the Effective Date.

WARREN F. BRYANT	LONGS DRUG STORES CORPORATION

/s/ Warren F. Bryant	By:	/s/ Murray H. Dashe
Murray H. Dashe
Lead Director

LONGS DRUG STORES CALIFORNIA, INC.

	By:	/s/ Linda M. Watt
Linda M. Watt
Senior Vice President—Human
	Its:	Resources

3